UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 13, 2003

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26878	95-4782077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6922 Hollywood Boulevard

12th Floor

Los Angeles, California 90028

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (323) 817-4600

(Former name or former address, if changed since last report)

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

ITEM 12 – RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 13, 2003, Gemstar-TV Guide International, Inc., a Delaware corporation (the “Company”), issued a press release announcing earnings for the three months ended September 30, 2003. The text of the press release is set forth below:

GEMSTAR-TV GUIDE ANNOUNCES THIRD QUARTER 2003 RESULTS

Company Provides Full-Year Guidance for 2004

Los Angeles, CA – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) (“Gemstar-TV Guide” or the “Company”) announced that for the third quarter ended September 30, 2003, the Company had a net loss of $18.1 million, or $(0.04) per diluted share. This compares to net income of $3.9 million, or $0.01 per diluted share in the third quarter of 2002. Third quarter revenues decreased by $29.3 million, or 12.4% to $207.6 million, down from $236.9 million in the comparable prior year quarter.

Operating loss for the third quarter ended September 30, 2003 was $24.2 million, which includes amortization and depreciation charges of $25.0 million and a $3.8 million charge related to the resolution of an outstanding legal matter. Operating loss for the third quarter ended September 30, 2002 was $32.1 million, which includes amortization and depreciation charges of $72.9 million.

“Our financial results from this quarter are in line with what we expected and reflect the challenges we continue to face as we proceed down the road towards revitalizing some of our key businesses,” Gemstar-TV Guide CEO Jeff Shell said. “While we are not satisfied with our financial results for the quarter, we believe that this was an important quarter for the Company as we executed several key operational initiatives that we believe will be critical to our future growth.

“First, we redesigned and re-launched our flagship TV Guide magazine in September. The redesign of the magazine has been well received by consumers and advertisers. Second, we reached a milestone agreement with Time Warner Cable followed by an agreement with Insight Cable, each of which signals that the dramatically revised strategy we have crafted for our IPG business is beginning to bear fruit. Finally, we continued to build momentum in our CE licensing area by signing agreements with Sharp, Samsung and Matsushita and feel we are poised to capitalize on the transition to digital as well as the growing popularity of digital video recorders,” continued Shell. “We believe that our Company is moving in the right direction.”

Certain Key Third Quarter 2003 Developments

•	Gemstar-TV Guide signed a long-term licensing and distribution agreement for Time Warner Cable to utilize the Company’s intellectual property and technology as well as the TV Guide brand and content on interactive program guides (“IPGs”) throughout its digital subscriber base. The agreement offers Time Warner Cable the flexibility to deploy Gemstar-TV Guide’s interactive program guide, its own IPGs or IPG products supplied by its vendors.

•	The Company announced a licensing and distribution agreement with Insight Communications to deploy TV Guide Interactive to support Insight’s interactive digital services platform, including video-on-demand (VOD) service, high-definition (HD) programming and digital video recorder (DVR) functionality. Insight plans to begin deploying the most advanced version of TV Guide Interactive to its DVR-enabled customers in time for the 2003 holiday season.

•	In September, the Company unveiled its redesign of TV Guide magazine, featuring an updated, easier-to-use format to help readers navigate the countless programming choices available today. The new TV Guide also debuted 10 new pages of editorial content, with more recommendations and reviews, as well as behind-the-scenes reports. Finally, the magazine sports a new, bolder design and a contemporized TV Guide logo.

•	The Company signed multi-year licensing agreements with Sharp, Samsung Electronics and Matsushita Electric to incorporate Guide Plus+ products into digital television sets and recording devices, reaffirming its position as the global leader in IPG technology.

2004 Outlook

For the first time since its corporate management restructuring, Gemstar-TV Guide International is offering full-year financial guidance. In 2004, we expect revenues from our TV Guide magazine, Superstar/Netlink Group C-band satellite, and our VCR Plus+ businesses to continue to decline, albeit at lower than historical rates. We expect these declines to be largely offset by growth in our TV Guide Channel, TV Guide Interactive, TV Games and Guide Plus+ businesses. We also anticipate lower expenses for TV Guide magazine marketing and promotion, as well as for corporate and intellectual property related legal matters. For the year ending December 31, 2004, the Company expects to achieve operating income of $22.0 million to $47.0 million which includes depreciation, amortization and stock compensation of approximately $78.0 million. Earnings per diluted share is expected to be between $0.02 and $0.06. It is important to note that these expectations do not include any financial impact arising from the resolution of any of the Company’s pending legal proceedings.

3Q03 Segment Performance

The schedule below reflects Gemstar-TV Guide’s performance for the quarters ended September 30, 2003 and 2002 by segment (please also see the Company’s Form 10-Q filed today which contains more detailed information, such as revenue by business unit, on each segment):

Quarters Ended September 30, 2003 and 2002

Consolidated and Segment Performance (1)

(in thousands)	Three Months Ended
	09/30/2003	09/30/2002
Publishing Segment:
Revenues	$101,820	$111,767
Operating Expenses (2)	111,381	99,591

Adjusted EBITDA (3)	$(9,561)	$12,176

Cable and Satellite Segment:
Revenues	$81,646	$99,368
Operating Expenses (2)	53,717	57,434

Adjusted EBITDA (3)	$27,929	$41,934

CE Licensing Segment:
Revenues	$24,144	$25,755
Operating Expenses (2)	17,647	22,071

Adjusted EBITDA (3)	$6,497	$3,684

Corporate Segment:
Operating Expenses (2)	$23,757	$15,698

Adjusted EBITDA (3)	$(23,757)	$(15,698)

Consolidated:
Revenues	$207,610	$236,890
Operating Expenses (2)	206,502	194,794

Adjusted EBITDA (3)	$1,108	$42,096

Stock compensation	(246)	(1,318)
Depreciation and amortization	(25,022)	(72,865)

Operating loss	(24,160)	(32,087)
Interest expense	(1,285)	(2,315)
Other expense, net	(603)	(3,403)

Loss before income taxes	$(26,048)	$(37,805)

(1) The following presentation presents information on the Company’s reportable operating segments in accordance with SFAS No. 131.

(2) Operating expenses means Operating Expenses, excluding stock compensation and depreciation and amortization.

(3) Adjusted EBITDA is defined as operating (loss) income, excluding stock compensation and depreciation and amortization. Due to purchase accounting related to our mergers with TV Guide on July 12, 2000 and SkyMall on July 18, 2001, the results of operations reflect significant increases in amortization of finite lived intangible assets. The Company believes Adjusted EBITDA to be relevant and useful information as Adjusted EBITDA is the primary measure used by our management to measure the operating profits or losses of our business. Adjusted EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider this term to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income (loss), net income (loss), cash flow provided by (used in) operating activities and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States that are presented in the financial statements included in this report.

Publishing Segment

For the three months ended September 30, 2003, revenues for the Publishing Segment were $101.8 million, a decrease of $9.9 million or 8.9% from revenues of $111.8 million in the prior year quarter. This decrease in revenues is primarily due to declines in newsstand and subscriber circulation revenue of $13.4 million offset by an increase in advertising revenue of $2.4 million at TV Guide magazine.

In September, TV Guide magazine debuted its first significant redesign in a decade. While it is still very early to gauge the success of the relaunch, the Company is encouraged by initial results, which suggest stabilization in newsstand sales and renewed advertiser interest. As previously announced, the Company is in the process of making an investment of approximately $20.0 million in the magazine. Through September 30, 2003, the Company has spent approximately $15.7 million of that investment, with $14.4 million having been spent in the third quarter.

For the three months ended September 30, 2003, Adjusted EBITDA for the Publishing Segment was $(9.6) million, a decrease of $21.7 million from the prior year quarter. This decrease is due to the revenue decline and to the investment at TV Guide magazine, as discussed above, offset by a $1.3 million savings primarily due to the shutdown of the Company’s eBook operation, as announced last quarter.

Cable and Satellite Segment

For the three months ended September 30, 2003, revenues for the Cable and Satellite Segment were $81.6 million, a decrease of $17.7 million or 17.8%, from revenues of $99.4 million in the prior year quarter. This decrease in revenues is primarily attributable to decreased subscriber and conversion revenues of $18.9 million at Superstar Netlink Group, including operations of UVTV and Spacecom, and decreased revenues at TV Guide Interactive of $1.2 million. The declines were offset by a $2.7 million increase in revenues at TV Games Network (TVG).

As expected, the C-band direct-to-home satellite market, in which SNG operates, continues to decline due to the growth of newer generation DSS systems and continued cable system expansions. Moreover, SNG’s decline has been accelerated by the Company’s subscriber conversion program with DISH network. The Company converted approximately 17,000 subscribers in the third and second quarters of 2003 versus approximately 25,000 in the third quarter of 2002. At September 30, 2003, SNG provided service to 266,000 C-band subscribers, a decrease of 9.8% from the 295,000 subscribers served by SNG as of June 30, 2003 and a decrease of 33.3% from the 399,000 subscribers served by SNG at September 30, 2002. The Company expects the declines in the subscriber base of the C-band industry, the DISH network conversions and the resulting impact on revenues in this segment to continue.

The decrease in TV Guide Interactive revenues of $1.2 million is due to a $2.1 million reduction in advertising revenue offset by an increase in subscriber and licensing revenue of $0.9 million. TV Guide Interactive added 200,000 subscribers during the quarter.

The $2.7 million increase in revenues at TVG results primarily from strong wagering revenues at our licensees and a 41% growth in TVG wagering account holders. At September 30, 2003, TVG was available in 11.5 million domestic satellite and cable homes versus 11.1 million in the second quarter of 2003 and 8.0 million in the third quarter of 2002.

For the three months ended September 30, 2003, Adjusted EBITDA for the Cable and Satellite Segment was $27.9 million, a decrease of $14.0 million or 33.4% from Adjusted EBITDA of $41.9 million in the prior year quarter. The decline is primarily due to revenue declines noted above at SNG and TV Guide Interactive, as well as increased expenses at TV Guide Interactive related to significant product improvements that are currently in development and are expected to be deployed early next year. The declines were offset by improved results at TVG and decreases in expenses primarily due to reduced programming fees at SNG associated with the decrease in C-band subscribers.

Consumer Electronics Licensing Segment

For the three months ended September 30, 2003, revenues for the Consumer Electronics Licensing (CE Licensing) Segment were $24.1 million, a decrease of $1.6 million or 6.3%, from revenues of $25.8 million in the prior year quarter.

The Company expects VCR Plus+ shipments and corresponding revenues to continue to decline moderately during the remainder of 2003 and beyond. Revenues for the Guide Plus+ business, which includes TV Guide On Screen and G-Guide, are likely to slowly accelerate as products incorporating the Company’s technologies are introduced into various markets, although these increases in revenue are not likely to offset the VCR Plus+ declines in the near term. As previously announced, the Company entered into multi-product agreements with Sharp, Samsung Electronics and Matsushita Electric to incorporate TV Guide On Screen into digital television sets and recording devices.

For the three months ended September 30, 2003, Adjusted EBITDA for the CE Licensing Segment was $6.5 million, an increase of $2.8 million or 76.4% from Adjusted EBITDA of $3.7 million in the prior year quarter. This increase was primarily attributable to higher revenues from Guide Plus+ and DSS products as well as lower outside legal expenses, offset by lower revenues from VCR Plus+ products due to lower unit shipments.

Corporate Segment

For the three months ended September 30, 2003, Adjusted EBITDA for the Corporate Segment was $(23.8) million, an increase of $(8.1) million from Adjusted EBITDA of $(15.7) million in the prior year quarter. This increase in expenses is attributable to increases in legal costs, increased insurance premiums and the resolution of legal issues with a former executive of a Company subsidiary.

Discussion of Cash and Liquidity Position

As of September 30, 2003, the Company’s cash, cash equivalents and current marketable securities were $256.4 million, excluding restricted cash of $37.4 million. Outstanding debt and capital lease obligations – both short and long term – were $162.1 million, resulting in cash and cash equivalents and current marketable securities in excess of debt and capital lease obligations of $94.3 million, excluding $37.4 million in restricted cash.

During the third quarter, the Company repaid $23.0 million in debt and capital lease obligations and paid its previously accrued obligations of $3.2 million to Fantasy Sports Properties, Inc. and $5.7 million to the Department of Justice. Since July 1, 2003, the Company received $24.5 million from the exercise of 8.2 million stock options by certain of the Company’s former executives, of which $20.0 million was received subsequent to September 30, 2003.

Conference Call Information

Investors are invited to participate in the public teleconference on Thursday, November 13, 2003 at 2 pm PT. The dial in number is (800) 884-5695 for domestic and (617) 786-2960 for international callers. The passcode is “32599842”. CEO Jeff Shell and CFO Brian Urban will host the teleconference. If you are unable to participate in the call and would like to hear a replay, please call (888) 286-8010 for domestic and (617) 801-6888 for international callers. The passcode is “67567979”.

The replay will be available approximately one hour following the call through Thursday, November 27, 2003.

This call is also being webcast by CCBN and can be accessed on the Gemstar-TV Guide International web site at www.gemstartvguide.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com)

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements including expectations about increased TV Guide magazine circulation and advertising revenue in 2004 as a result of investments in editorial improvements and enhanced marketing efforts. These statements involve risks and uncertainties, including risks and uncertainties related to the Company’s transition to a new management and corporate governance structure; an ongoing SEC investigation and pending litigation; the timely availability and acceptance of new products; the impact of competitive products and pricing; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 8-K and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Interactive, TV Guide On Screen, G-Guide, VCR Plus+, GUIDE Plus+, TVG Network, SkyMall and Gemstar eBook are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its affiliates. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

###

Contact:

Gemstar-TV Guide International, Inc.

Brian Urban (Analysts), 310-817-4730

Christine Levesque (Media), 212-852-7585

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$251,660	$350,262
Restricted cash	37,449	37,068
Marketable securities	4,730	11,456
Receivables, net	120,165	152,522
Deferred tax asset, net	56,221	41,438
Other current assets	28,642	25,202

Total current assets	498,867	617,948
Property and equipment, net	47,129	60,334
Indefinite-lived intangible assets	316,273	316,273
Finite-lived intangible assets, net	210,335	347,551
Goodwill	589,845	589,845
Investments	2,480	2,403
Other assets	125,539	154,820

	$1,790,468	$2,089,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$204,795	$292,427
Current portion of long-term debt and capital lease obligations	22,964	92,348
Current portion of deferred revenue	195,819	219,417

Total current liabilities	423,578	604,192
Deferred tax liability, net	217,021	242,823
Long-term debt and capital lease obligations, less current portion	139,133	163,861
Deferred revenue, less current portion	143,900	163,584
Other liabilities	22,663	20,244

Commitments and contingencies

Stockholders’ equity:
Common stock, par value $.01 per share	4,209	4,182
Additional paid-in capital	8,430,843	8,422,797
Accumulated deficit	(7,491,874)	(7,405,841)
Accumulated other comprehensive income, net of tax	344	4,204
Unearned compensation	(1,083)	(32,606)
Treasury stock, at cost	(98,266)	(98,266)

Total stockholders’ equity	844,173	894,470

	$1,790,468	$2,089,174

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS—UNAUDITED

(In thousands, except per share data)

	Three Months Ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Revenues:
Publishing	$101,820	$111,767	$317,934	$351,900
Cable and satellite	81,646	99,368	254,640	309,406
Consumer electronics licensing	24,144	25,755	89,000	95,358

	207,610	236,890	661,574	756,664
Operating expenses:
Operating expenses, exclusive of expenses shown below	206,502	194,794	596,242	603,225
Stock compensation	246	1,318	33,109	19,812
Depreciation and amortization	25,022	72,865	155,454	288,064
Impairment of intangible assets	—	—	—	1,305,339

	231,770	268,977	784,805	2,216,440

Operating loss	(24,160)	(32,087)	(123,231)	(1,459,776)

Interest expense	(1,285)	(2,315)	(5,011)	(7,906)
Other expense, net	(603)	(3,403)	(2,169)	(12,168)

Loss before income taxes and cumulative effect of an accounting change	(26,048)	(37,805)	(130,411)	(1,479,850)
Income tax benefit	(7,911)	(41,682)	(44,378)	(550,106)

(Loss) income before cumulative effect of an accounting change	(18,137)	3,877	(86,033)	(929,744)
Cumulative effect of an accounting change, net of tax	—	—	—	(4,188,037)

Net (loss) income	$(18,137)	$3,877	$(86,033)	$(5,117,781)

Basic (loss) earnings per share:
(Loss) income before cumulative effect of an accounting change	$(0.04)	$0.01	$(0.21)	$(2.26)
Cumulative effect of an accounting change, net of tax	—	—	—	(10.18)

Net (loss) income	$(0.04)	$0.01	$(0.21)	$(12.44)

Diluted (loss) earnings per share:
(Loss) income before cumulative effect of an accounting change	$(0.04)	$0.01	$(0.21)	$(2.26)
Cumulative effect of an accounting change, net of tax	—	—	—	(10.18)

Net (loss) income	$(0.04)	$0.01	$(0.21)	$(12.44)

Weighted average shares outstanding	408,515	408,151	408,276	411,428
Dilutive effect of stock options	—	2,963	—	—

Weighted average shares outstanding, assuming dilution	408,515	411,114	408,276	411,428

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—UNAUDITED

(In thousands)

	Nine Months Ended September 30,
	2003	2002
Cash flows from operating activities:
Net loss	$(86,033)	$(5,117,781)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Cumulative effect of an accounting change, net of tax	—	4,188,037
Depreciation and amortization	155,454	288,064
Deferred income taxes	(44,033)	(579,126)
Tax benefit associated with stock options	1,943	1,651
Stock compensation	33,109	19,812
Impairment of intangible assets	—	1,305,339
Accretion of discount on note receivable	(2,347)	(3,218)
Investment write-down	—	17,676
Gain on sale of marketable securities	(2,755)	—
Other	1,647	580
Changes in operating assets and liabilities:
Receivables	32,220	122,909
Other assets	28,176	(13,611)
Accounts payable, accrued expenses and other liabilities	(80,942)	(53,303)
Deferred revenue	(43,282)	(49,501)

Net cash (used in) provided by operating activities	(6,843)	127,528

Cash flows from investing activities:
Investments and acquisitions	—	(2,077)
Purchases of marketable securities	(4,635)	(45,677)
Sales and maturities of marketable securities	12,730	72,582
Proceeds from sale of assets	839	3
Additions to property and equipment	(6,999)	(6,368)
Other	(493)	(3,202)

Net cash provided by investing activities	1,442	15,261

Cash flows from financing activities:
Repayments under bank credit facility and term loan	(92,500)	(60,000)
Repayment of capital lease obligations	(1,612)	(1,503)
Purchases of treasury stock	—	(63,423)
Proceeds from exercise of stock options	4,544	1,270
Distributions to minority interests	(4,486)	(14,069)

Net cash used in financing activities	(94,054)	(137,725)

Effect of exchange rate changes on cash and cash equivalents	853	436

Net (decrease) increase in cash and cash equivalents	(98,602)	5,500
Cash and cash equivalents at beginning of period	350,262	349,250

Cash and cash equivalents at end of period	$251,660	$354,750

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$2,883	$55,527
Cash paid for interest	5,064	8,001

Additional Cable and Satellite Segment Operating Statistics

Subscriber Data
(in thousands)	Q1 ’02	Q2 ’02	Q3 ’02	Q4 ’02	Q1 ’03	Q2 ’03	Q3 ’03

TV Guide Channel (Nielsen)	57,800	59,200	58,000	57,950	56,400	56,120	56,914

TV Guide Channel Int’l	2,642	2,415	1,882	1,861	1,740	1,740	1,635

TV Guide Interactive	8,226	8,910	9,374	10,009	10,213	10,835	11,035

TV Guide Interactive Int’l	610	647	652	664	709	754	773

TVG Network	7,400	7,800	8,000	8,400	8,700	11,100	11,500

Superstar/Netlink	477	436	399	361	321	295	266

SNG DISH Conversions	27	20	25	23	19	17	17

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2003

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

By:	/s/ Stephen H. Kay

Stephen H. Kay Executive Vice President and General Counsel